FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond, (801) 345-2657, spond@nuskin.com
Media — Kara Schneck, (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS
RECORD FOURTH-QUARTER AND 2011 RESULTS

Company Raises 2012 Guidance and Increases Dividend 25 Percent

PROVO, Utah—Feb. 2, 2012—Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record fourth-quarter and annual results. Revenue for the quarter was $495.3 million, a 23 percent improvement over the prior year. Quarterly revenue was positively impacted 2 percent by foreign currency fluctuations. Earnings per share for the quarter increased 31 percent to $0.76, compared to $0.58 in the prior year.

The company reported annual revenue of $1.74 billion, a 13 percent year-over-year improvement. Annual revenue was positively impacted 6 percent by foreign currency fluctuations. Earnings per share for the year were $2.38, a 13 percent increase over 2010, or $2.69, a 27 percent improvement, when excluding non-cash charges of $32.8 million associated with a Japan customs ruling during the year.

“We are extremely pleased with our quarterly and 2011 results,” said Truman Hunt, president and chief executive officer. “By all measures, 2011 was a record year. We’re also optimistic that our momentum will continue into 2012 as we roll out our latest product innovations globally. Our ageLOC super-class of anti-aging products continues to be a growth catalyst as demonstrated by the tremendously successful limited-time offers of the ageLOC Galvanic Body Spa and ageLOC R² in the fourth quarter.

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Nu Skin Enterprises, Inc.
Feb. 2, 2012

“In addition to the energy surrounding ageLOC, we are pleased with growth in the sales force, particularly in the Greater China and South Asia/Pacific regions, as well as in South Korea.

“Additionally, as we announced in another release earlier this morning, based on our  2011 growth and strong balance sheet, we are raising our quarterly dividend by 25 percent,” continued Hunt.

Regional Results

North Asia. Fourth-quarter revenue in North Asia grew 13 percent to $204.3 million, compared to $180.6 million for the same period in 2010. Revenue was positively impacted 4 percent by foreign currency fluctuations. Local-currency revenue increased 49 percent in South Korea, offsetting an 8 percent local-currency decline in Japan. The number of executive and active distributors in the region increased 4 and 3 percent, respectively, compared to the prior year.

Greater China. Revenue in Greater China improved 66 percent to $110.6 million for the quarter, and was positively impacted 3 percent by foreign currency fluctuations. The executive distributor count in the region increased 47 percent and the number of active distributors improved 21 percent.

Americas. Fourth-quarter revenue in the Americas increased 25 percent to $76.9 million, compared to $61.4 million for the prior year. Regional results were boosted by approximately $13 million of convention sales to distributors from outside the region. The number of executive and active distributors in the region increased 1 and 3 percent, respectively.

South Asia/Pacific. Revenue in South Asia/Pacific was $65.2 million for the fourth quarter, a 27 percent improvement over the prior year. Currency negatively impacted results by approximately 1 percent. The region’s fourth-quarter executive count improved 43 percent, while the active distributor count increased 18 percent.

Europe. Fourth-quarter revenue in Europe was $38.3 million, an 8 percent decrease over the prior year. Results in the region were negatively impacted approximately 2 percent by foreign currency fluctuations. Executive distributor counts in the region remained even with the prior year, while the number of active distributors improved 2 percent.

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Nu Skin Enterprises, Inc.
Feb. 2, 2012

Operational Performance

The company’s operating margin improved to 15.3 percent, compared to 14.7 percent in the prior year. Gross margin for the quarter was 83.8 percent, a 150 basis point improvement over the prior year. Selling expenses, as a percent of revenue, were 43.3 percent, compared to 42.1 percent in 2010.  The increase is attributed to a higher number of distributors qualifying for promotional sales incentives. General and administrative expenses, as a percent of revenue, were 25.2 percent, a 30 basis-point improvement over the prior-year period.

The company’s income tax rate for the quarter was 34.9 percent, compared to 34.3 percent in the prior year. Dividend payments during the quarter were $10.0 million and the company repurchased $16.1 million of its shares outstanding.

For 2011, increased revenue and a higher level of profitability resulted in cash from operations improving to $224 million. During the year, the company paid $37 million in dividends and repurchased approximately $67 million of its stock. The company ended the year with $291 million in cash and current investments and $137 million of debt.

Outlook

“We closed out 2011 on a high note and anticipate another record year in 2012,” said Hunt. “Our primary growth driver for 2012 will be the global roll out of our new ageLOC products. We launched these products in the Americas, North Asia and Europe regions in January and will continue the roll outs in the Greater China and South Asia/Pacific regions in the second and third quarters.

“Emerging markets continue to generate strong results with particularly impressive growth in the Greater China and South Asia/Pacific regions. Our initiatives are driving solid growth in our distributor force as evidenced by healthy gains in both our active and executive distributor numbers, reflecting our compelling business opportunity and fueling our optimism for the future. Overall, we are pleased with the continued positive direction of the business and we believe that we are on track to produce another record year in 2012,” concluded Hunt.

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Nu Skin Enterprises, Inc.
Feb. 2, 2012

“Although we recently provided 2012 guidance, based upon a solid start to this year as well as higher expectations for our regional product launches, we are increasing our annual revenue guidance to $1.81 to $1.84 billion,” said Ritch Wood, chief financial officer. “We continue to see currency negatively impacting 2012 revenue by 1 percent.  In addition, we are increasing our earnings guidance to $2.84 to $2.94 per share. We project first-quarter revenue of $437 to $447 million with earnings per share in the $0.68 to $0.71 range. We expect currency impact to be neutral for the first quarter,” concluded Wood.

The company’s management will host a webcast with the investment community on Feb. 2, 2012, at 11 a.m. (EST). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises’ Web site, http://ir.nuskin.com. An archive of the webcast will be available at this same URL through Feb. 17, 2012.

About Nu Skin Enterprises, Inc.

Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company’s scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company, evidenced in its unique ageLOC™ science that addresses aging at its source. The company’s anti-aging products feature the new ageLOC suite of products including the ageLOC R2 nutritional supplement, ageLOC Galvanic Spa System and Galvanic Body Spa™, as well as the ageLOC Transformation daily skin care system. A global direct selling company, Nu Skin operates in 52 markets worldwide and has more than 850,000 independent distributors. Nu Skin is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at http://www.nuskin.com.

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Nu Skin Enterprises, Inc.
Feb. 2, 2012

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) management’s positive outlook for the company; (ii) management’s expectations regarding the company’s initiatives, strategies and new products; and (iii) management’s projections regarding revenue, earnings per share, and the impact of foreign currency fluctuations. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following: (a) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (b) challenging economic conditions globally; (c) risk of foreign currency fluctuations and the currency translation impact on our business associated with these fluctuations; (d) uncertainty regarding the impact on our business of increased regulatory scrutiny of the direct selling industry in Japan and our efforts to increase distributor compliance efforts in this market; (e) risks associated with increased general inquiries and complaints to consumer protection agencies in Japan regarding the activities of some distributors; (f) regulatory risks associated with the company’s products, which could inhibit the company’s ability to market a product in a market if it is determined to be a medical device in any market, if distributors make unauthorized claims that would cause such products to be classified as drugs, or if the company is unable to obtain necessary product registrations in a timely manner; (g) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines; (h) adverse publicity related to the company’s business, products, industry or any legal actions or complaints by distributors or others; (i) any prospective or retrospective increases in duties on our products imported into our markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in our various markets; and (j) continued competitive pressures in the company’s markets. The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
Feb. 2, 2012

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Fourth Quarters Ended December 31, 2011 and 2010
(in thousands, except per share amounts)

	2011	2010
Revenue:
North Asia	$204,312	$180,570
Greater China	110,555	66,507
Americas	76,893	61,444
South Asia/Pacific	65,235	51,267
Europe	38,309	41,432
Total revenue	495,304	401,220

Cost of sales	80,171	70,906

Gross profit	415,133	330,314

Operating expenses:
Selling expenses	214,603	168,945
General and administrative expenses	124,954	102,480
Total operating expenses	339,557	271,425

Operating income	75,576	58,889

Other income (expense), net	455	(2,102)
Income before provision for income taxes	76,031	56,787
Provision for income taxes	26,508	19,457

Net income	$49,523	$37,330

Net income per share:
Basic	$0.80	$0.60
Diluted	$0.76	$0.58

Weighted average common shares outstanding:
Basic	62,268	62,152
Diluted	64,876	64,371

Nu Skin Enterprises, Inc.
Feb. 2, 2012

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Years Ended December 31, 2011 and 2010
(in thousands, except per share amounts)

	2011	2010
Revenue:
North Asia	$751,165	$686,073
Greater China	341,919	268,171
Americas	251,984	250,008
South Asia/Pacific	236,212	182,796
Europe	162,711	150,211

Total revenue	1,743,991	1,537,259

Cost of sales	322,624	272,431

Gross profit	1,421,367	1,264,828

Operating expenses:
Selling expenses	751,448	646,348
General and administrative expenses	436,177	401,418
Total operating expenses	1,187,625	1,047,766

Operating income	233,742	217,062

Other income (expense), net	(6,973)	(9,449)
Income before provision for income taxes	226,769	207,613
Provision for income taxes	73,439	71,562

Net income	$153,330	$136,051

Net income per share:
Basic	$2.47	$2.18
Diluted	$2.38	$2.11

Weighted average common shares outstanding:
Basic	62,066	62,370
Diluted	64,546	64,547

Nu Skin Enterprises, Inc.
Feb. 2, 2012

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2011 and 2010
(in thousands)

	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$272,974	$230,337
Current investments	17,727	─
Accounts receivable	31,615	25,701
Inventories, net	112,111	114,475
Prepaid expenses and other	95,660	52,013
	530,087	422,526

Property and equipment, net	149,505	133,722
Goodwill	112,446	112,446
Other intangible assets, net	83,333	78,270
Other assets	115,585	145,260
Total assets	$990,956	$892,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,181	$25,480
Accrued expenses	180,382	146,108
Current portion of long-term debt	28,608	27,865
Related party payable	─	16,995
	241,171	216,448

Long-term debt	107,944	133,013
Other liabilities	67,605	71,514
Total liabilities	416,720	420,975

Stockholders’ equity:
Class A common stock	91	91
Additional paid-in capital	292,240	256,505
Treasury stock, at cost	(522,162)	(476,748)
Accumulated other comprehensive loss	(62,565)	(58,539)
Retained earnings	866,632	749,940
	574,236	471,249
Total liabilities and stockholders’ equity	$990,956	$892,224

Nu Skin Enterprises, Inc.
Feb. 2, 2012

NU SKIN ENTERPRISES, INC. Distributor/Preferred Customer Growth by Market

	As of December 31, 2011		As of December 31, 2010		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive

North Asia	338,000	15,293	329,000	14,687	2.7%	4.1%
Greater China	143,000	11,808	118,000	8,015	21.2%	47.3%
Americas	166,000	5,356	161,000	5,305	3.1%	1.0%
South Asia/Pacific	99,000	5,619	84,000	3,930	17.9%	43.0%
Europe	109,000	3,740	107,000	3,739	1.9%	**

Total	855,000	41,816	799,000	35,676	7.0%	17.2%

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

**	Less than 1%